Exhibit 10.1

August 7, 2013

William Megan

9116 Aspen Grove Lane

Madison, WI 53717

608-516-4825

Dear William,

On behalf of Exact Sciences Corporation (“Exact” or the “Company”), I am pleased to extend to you an offer of employment for the position Senior Vice President, Finance & Principal Financial Officer reporting to Maneesh Arora, Chief Operating & Chief Financial Officer.  In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our team.  This offer is valid until close of business on August 14, 2013.  We are pleased to offer you the following:

Position:  Senior Vice President, Finance & Principal Financial Officer

Status:  Full-Time, Exempt

Start Date:  August 26, 2013

End Date:  August 29, 2014.  This is a 12-month position.

Base Salary:  Your monthly (gross) base salary will be $20,000 ($240,000.00 on an annualized basis) and will be paid in accordance with the Company’s normal payroll procedures.  Your Base Salary will be subject to annual review by the Company.

Annual Bonus Compensation:  You shall be eligible to receive a cash bonus as determined by the Company for one year.  The target annual bonus percentage that you are eligible to earn shall be forty percent (40%) of your base salary. Any such bonus shall be based upon the achievement of goals determined by the Company.

Equity Incentives and Other Long Term Compensation:  The Board of Directors, upon the recommendation of the Compensation Committee, may grant to you from time to time, options to purchase shares of the Company’s common stock, and/or other equity awards including, without limitation, restricted stock, both as a reward for past individual and corporation performance, and as an incentive for future performance.  Such options and/or other awards, if awarded, will be pursuant to the Company’s then current equity incentive plan.  Upon Board approval, you will receive an initial grant of fifteen thousand (15,000) fully vested restricted stock units (RSUs) to be settled in shares of the Company’s common stock pursuant to the Company’s stock option plan after one year of employment.

Please note that this offer and all of the terms and conditions set forth herein (including without limitation the grants of restricted stock and common stock described herein) are subject to, and conditioned upon, approval by the Company’s Compensation Committee at its next quarterly meeting.

Benefits:  You will be entitled to participate in the insurance (including medical, vision, dental, life and long-term disability), profit-sharing, and other benefit programs that are generally provided to employees of the Company similarly situated, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

Paid Time Off (PTO):  The Company will provide you with three (3) weeks of paid time off (PTO) during each calendar year that you are employed by the Company, in accordance with Company policy.  PTO hours are available to be used for vacation, personal illness and other personal matters.  The foregoing paid time off shall be in addition to standard paid holidays for employees of the Company.

Confidentiality, Non-Competition and Inventions Agreement:  As a condition of your employment, you will be required to sign a copy of our “Non-Disclosure, Non-Competition and Inventions Agreement” prior to your start date.  It is the Company’s policy to respect fully the rights of previous employers in their proprietary or confidential information.  No employee will be expected to disclose, or be allowed to use for the Company’s purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

Employment Eligibility:  As a condition of your employment, you will be required to provide legally required documentation to show proof of employment eligibility in the United States.  Accordingly, we request that you provide us with appropriate document(s) for this purpose within 72 hours of your employment date.  In addition, your employment is contingent upon the Company’s successful completion of your background and reference check.  Reference checks will be completed prior to the anticipated start date.

Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.  Exact Sciences is an employer-at-will and this offer of employment and the details contained within should not be construed as a contract of continuing employment.

We are extremely excited at the prospect of your joining Exact and becoming a key contributor to our efforts.  If this arrangement is acceptable to you, please indicate your acceptance of the terms of this employment offer by signing and dating one copy and returning it to me.

Sincerely,

/s/ Maneesh Arora

Maneesh Arora
Chief Operating & Chief Financial Officer
cc: Sarah Condella, Director of Human Resources

Please sign below & return entire offer letter for your written acceptance.

I accept Exact Sciences’ offer of employment on the terms stated.

/s/ William Megan	8-9-13
Accepted (signature)	Date